EXHIBIT 4.1

NEITHER THIS NOTE, NOR THE SECURITIES BY WHICH THIS NOTE HAS BEEN SECURED, NOR THE SECURITIES INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES COMMISSIONER OR AUTHORITY AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATIONS REQUIREMENTS OF SUCH ACT OR SUCH LAWS.




                         SECURED, FULL RECOURSE,
                      CONVERTIBLE, NON-NEGOTIABLE
                            PROMISSORY NOTE


Los Angeles, California
June 30, 1997                                       $2,000,000.00


     FOR VALUE RECEIVED, DDL ELECTRONICS, INC., a Delaware Corporation ("Maker" or "DDL") promises to pay to THOMAS M. WHEELER, ("Holder"), the principal sum of Two Million and No/100 Dollars ($2,000,000.00), together with interest on the principal amount outstanding from the date of this Note, until paid, at the rate of eight percent (8.0%) per annum. Principal and interest shall be payable in lawful money of the United States at Los Angeles, California, or any other place as the Holder hereof may designate in writing to Maker.

     All interest will be calculated on the basis of a three hundred and sixty five (365) day year. The principal of this Note and all accrued interest shall be due and payable in full on August 31, 1998.

     Any and all payments shall be applied first to accrued interest, and the remainder, if any, to reduction of principal. If any installment of principal or interest is not paid within fifteen (l5) days after mailing of written notice to Maker that the installment is due and has not been paid or upon any default in the performance of any of the covenants or agreements of this Note, the Convertible Debt Term Sheet of even date herewith, or any instrument now or hereafter evidencing or securing this Note or the obligation represented hereby, the entire indebtedness (including principal and interest) remaining unpaid shall, at the option of the Holder, become immediately due, payable and collectable. The principal, or any installment of principal, and overdue interest shall bear interest at the maximum rate permitted by law from maturity until paid, accruing at such rate even after entry of final judgment for payment of same.

     Each Maker, and endorser of this Note severally waives notice of dishonor, protest, and notice of protest of this Note, and all requirements necessary to hold each of them liable as makers and endorsers.
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     Each Maker, and endorser further agrees jointly and severally, to pay all costs of collection, including reasonable attorneys' fees and disbursements of Holder (including fees on appeal) in case the principal or any interest of this Note is not paid when due, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

     This Note is issued pursuant to and secured by a Stock Pledge Agreement, of even date herewith, and all of the terms and conditions set forth in the Stock Pledge Agreement are hereby made a part of this Note.

     This Note is issued pursuant to and in reliance upon that certain Convertible Debt Term Sheet of even date herewith, and all of the terms and conditions set forth in the Stock Pledge Agreement are hereby made a part of this Note. A breach of any obligation created by said document shall constitute a breach of DDL's obligations under this Note and shall result in the acceleration of any amounts due hereunder.

     The Holder of this Note may, at any time elect to convert all, but not less than all, of the unpaid principal and accrued interest due under this note into one (1) share of the unregistered common stock of DDL for each seventy five cents ($0.75) of principal and accrued interest outstanding as of the date that the shares are issued and delivered to the Holder. Other than securities offered to officers and directors, in the event that at any time prior to repayment of this Note DDL shall offer to sell any equity securities of any kind for cash, to any party, it shall first offer to Holder the right to acquire all or any part of such securities on the same terms and conditions as are proposed to the other party. Holder shall have 5 business days from the presentation of any such proposal to exercise this right of first refusal. This provision shall not apply to securities issued in connection with the acquisition of a company by DDL.

     Any and all shares issued pursuant to the conversion right herein set forth shall be registered pursuant to the Securities Act of 1933 as part of the first registration of securities made by DDL subsequent to issuance of said shares, and in any event, within twelve (12) months following such issuance.

     This Note may be prepaid by DDL at any time after September 30, 1997, by giving DDL at least thirty (30) days advance written notice to Holder of the intention to prepay. At any time during said thirty (30) day notice period Holder may elect to exercise the conversion rights set forth herein and convert the principal and accrued interest due hereunder into common stock of DDL. DDL shall have the right on the maturity date of this Note to pay up to $1,000,000 of the principal amount of this Note in common stock of DDL valued at $0.75 per share and subject to the same terms and conditions relating to registration as herein set forth.

     In addition to the acceleration rights set forth hereinabove, the Holder hereof shall be entitled to accelerate the entire unpaid balance and any accrued interest hereunder, forthwith as against the Maker hereof and any endorsers, upon the occurrence of any of the following events (a) in the event any party liable for the payment hereof shall make a general assignment for the benefit of creditors or if any bankruptcy, insolvency or reorganization proceeding of any nature under Federal or state statutes be commenced by or against any of them, or in the event a receiver shall be appointed, or a writ or order of
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attachment or garnishment be issued or made against any of the property, assets or income of any of them (b) failure of any party obligated hereunder to do all things necessary to preserve and maintain the value and collectability of any collateral now or hereafter securing the obligations created hereunder.

     This Note shall be governed and construed in all respects in accordance with the internal laws of the State of California, exclusive of its choice of laws principles, and the Maker hereby submits and consents to the personal jurisdiction of any court of competent subject matter jurisdiction therein for the sole and limited purpose of enforcing this Note.

     The total charges for interest and in the nature of interest under this Note shall not exceed the maximum amount allowed by law. Should any interest paid by Maker result in the computation or earning of interest in excess of the maximum lawful rate, any excess portion of such charges shall be credited against and in reduction of the principal balance, or any portion of the excess that exceeds the principal balance shall be refunded to the Maker. No delay by the Holder in enforcing any covenant or right hereunder shall be deemed a waiver of such covenant or right and no waiver by the Holder of any particular provision hereof shall be deemed a waiver of any other provisions or a continuing waiver of such particular provision and except as so expressly waived, all provisions hereof shall continue in full force and effect.

     [SEAL]                         "Maker"
                                    DDL ELECTRONICS, INC.


                                    /s/Gregory L. Horton
                                    ______________________________
                                    By: GREGORY L. HORTON
                                    Its President
ATTEST:


                                    /s/Richard K. Vitelle
                                    ______________________________
                                    By:
                                    Its Secretary

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